Exhibit 24(b)(8.140)

Second Amendment to the Selling and Services Agreement and Participation Agreement

            This Second Amendment dated as of the 1st day of April, 2014, by and between ING Life Insurance and Annuity Company (“ING Life”), ING Institutional Plan Services, LLC (“ING Institutional”), ING Financial Advisers, LLC (“ING Financial”)(collectively “ING”), Victory Capital Advisers, Inc. (the “Distributor”), and Victory Capital Management Inc. (the “Advisor”), The Victory Portfolios (the “Trust”), and The Victory Institutional Funds (the “Institutional Funds”), is made to the Selling and Services Agreement and Fund Participation Agreement dated as of September 15, 2008 (the “Agreement”), as amended.  Terms defined in the Agreement are used herein as therein defined.

            WHEREAS, the parties wish to acknowledge that the Trust and the Institutional Funds are distinct investment companies registered pursuant to the Investment Company Act of 1940, as amended (“1940 Act”);

            WHEREAS, the parties wish to acknowledge that the Distributor is the principal underwriter for both the Trust and the Institutional Funds;

            NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1.         Schedule B is deleted in its entirety and replaced by the new Schedule B attached hereto.

2.         Schedule C is deleted in its entirety and replaced by the new Schedule C attached hereto.

3.         Notwithstanding the aforementioned, no payment of service fees will be made to ING for the Class R6 shares listed on Schedule B.

     Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

1

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

ING LIFE INSURANCE AND ANNUITY COMPANY By: /s/ Lisa Gilarde Name: Lisa Gilarde Title: Vice President

VICTORY CAPITAL ADVISERS, INC. By: /s/ Michael Policarpo Name: Michael Policarpo Title: President
ING Financial ADvisers, LLC By: /s/ Patrick Kennedy Name: Patrick Kennedy Title: President	THE VICTORY PORTFOLIOS, for and on behalf of each of the Funds listed on Schedule B to the Agreement, individually, and not jointly By: /s/ Christopher Dyer Name: Christopher Dyer Title: Secretary
ING INSTITUTIONAL PLAN SERVICES, LLC By: _______________________________ Name: Lisa Gilarde Title: Vice President	VICTORY CAPITAL MANAGEMENT, solely for the purpose of paying certain compensation described of the Agreement. By: /s/ Michael Policarpo Name: Michael Policarpo Title: CFO

THE VICTORY INSTITUTIONAL FUNDS, for and on behalf of each of the Funds listed on Schedule B to the Agreement, individually, and not jointly

By: /s/ Christopher Dyer

Name: Christopher Dyer

Title: Secretary

2

SCHEDULE B

All Class A shares of the Victory Funds

All Class R shares of the Victory Funds

All Class R6 shares of the Victory Funds *

All Class I shares of the Victory Funds

All Victory Institutional Funds

       * No compensation is paid to ING with respect to this Class.

3

SCHEDULE C

Fee Schedule

As compensation for the services ING renders under the Agreement, Distributor, Fund, or Advisor will pay a fee to ING equal to on an annual basis the rate set forth below multiplied by the average daily value of the assets in ING accounts in the Funds.

The Victory Portfolios

Share Class	A Class	R Class	I Class	R6 Class
12b-1 Fee (paid by Distributor)	____ bps*	____bps*	NA	NA
Administrative Servicing Fee (paid by Advisor)	____bps	____bps	____bps	____bps
Per Participant Position Fee	$ ____	$ ____	$ ____	$____
Total Fees	____bps	____bps	____bps	____bps

* The 12b-1 Fee on Fund for Income Class R is ____bps.  The Administrative Servicing Fee on Victory Balanced will be ____bps regardless of share class. Total Fees will be reduced accordingly for the decrease in 12b-1 and/or Administrative Servicing Fee for these particular Funds.

The Victory Institutional Funds

Fund	Institutional Diversified Stock Fund
12b-1 Fee	NA
Administrative Servicing Fee (paid by Advisor)	____bps
Per Participant Position Fee	$ ____
Total Fees	____bps

                                                                        4